EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings

LAREDO, Texas—(BUSINESS WIRE)— August 5, 2021—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended June 30, 2021 was $92.0 million or $1.45 diluted earnings per common share ($1.45 per share basic), compared to $41.5 million or $.65 diluted earnings per common share ($.66 per share basic) for the same period in 2020, representing an increase of 123.1 percent in diluted earnings per share and an increase of 121.7 percent in net income.  Net income for the six months ended June 30, 2021 was $142.8 million or $2.25 diluted earnings per common share ($2.25 per share basic), compared to $76.3 million or $1.19 diluted earnings per common share ($1.19 per share basic) for the same period of 2020, representing an increase of 89.1 percent in diluted earnings per share and an increase of 87.2 percent in net income.

Net income for the three and six months ended June 30, 2021 was significantly impacted by the sale of an equity interest in a merchant banking investment held by one of our non-bank subsidiaries totaling $42.8 million, net of tax.  Net income for the periods was also positively affected by a decrease in the provision for credit losses compared to the same periods of 2020.   The credit loss expense charged to operations increased throughout 2020 as a result of increases in the allowance for credit losses (“ACL”) due to deteriorating economic conditions as a result of the novel coronavirus disease 2019 (“COVID-19”) and the impact of those conditions on certain segments of our loan portfolio.  Economic conditions during the first six months of 2021 have stabilized or slightly improved in certain segments.  The pool-specific qualitative loss factors management deemed appropriate for the ACL calculation at December 31, 2020 remained constant in the June 30, 2021 ACL calculation, which positively impacted the calculation and resulted in a decrease of approximately $20.1 million, net of tax, in the credit loss expense charged to operations for the six months ended June 30, 2021 compared to the same period of 2020. Net interest income continues to be negatively impacted by the Federal Reserve Board (“FRB”) action to decrease interest rates in March 2020.

“The global health crisis resulting from COVID-19 has continued to impact business.  Economic conditions have continued to improve but have not fully recovered to pre-pandemic levels.  The vaccines for COVID-19 have become widely available to larger sectors of the population. However, large sectors of the population have chosen not to take the vaccine resulting in a prolonging of the pandemic and a delay in understanding the long-term impacts of the pandemic.  The slight improvement in forecasted economic conditions positively impacted our ACL calculation in the first and second quarters, resulting in lower credit loss expense compared to the same periods of 2020.  We continue to be confident in our exceptionally strong capital position, significant liquidity, and strong relationship deposit base.  Management strategies that were established at the onset of the pandemic remain in place and we remain fully committed to making the best decisions possible to protect the future of our company for our customers, employees, and shareholders,” said Dennis E. Nixon President and CEO.  “We will continue to monitor the crisis and the impact on our business and are confident that we are making prudent choices to ensure that we continue the 55 plus years of success we have delivered.”

Total assets at June 30, 2021 were approximately $15.3 billion compared to approximately $14.0 billion at December 31, 2020.  Total net loans were approximately $7.3 billion at June 30, 2021 compared to $7.4 billion at December 31, 2020. Deposits were approximately $11.9 billion at June 30, 2021 compared to approximately $10.7 billion at December 31, 2020.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 186 facilities and 281 ATMs serving 87 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml